EXHIBIT 21.1

PACIFIC MAGTRON INTERNATIONAL CORP.

SUBSIDIARIES

Pacific Magtron, Inc.                     - wholly owned California corporation

Pacific Magtron (GA), Inc.                - wholly owned Georgia corporation

LiveWarehouse, Inc.                       - wholly owned California
                                            corporation

Frontline Network Consulting, Inc.        - majority owned (95%) California
                                            corporation